Exhibit 99.1

Contact: Safeco Investor Relations

Karin G. Van Vleet, 206-473-5570

Contact: Safeco Media Relations

Paul Hollie, 206-473-5745, pauhol@safeco.com

Safeco Announces New Share Repurchase Authorization

SEATTLE—(Dec. 17, 2007)—Safeco (NYSE: SAF) today announced that its Board of Directors has approved the repurchase of up to $500 million of the company’s common stock. The previous $750 million share repurchase program, under which 12.9 million shares were repurchased, was completed on December 06, 2007. Based on last Friday’s closing share price, the current authorization is equal to approximately 9.7 percent of Safeco’s shares outstanding at October 23, 2007.

The company is authorized to repurchase shares through open-market purchases, privately negotiated purchases or other means, including accelerated share repurchases and 10b5-1 trading plans. It is expected that this repurchase plan will be completed in 2008.

Since 2003, Safeco has repurchased 56.3 million shares, or 40.6 percent of its then outstanding shares, at a total cost of $3.1 billion.

Safeco, in business since 1923, is a Fortune 500 property and casualty insurance company based in Seattle. The company sells insurance to drivers, home owners, and owners of small- and mid-sized businesses principally through a national network of independent agents and brokers. Safeco is also one of the nation’s leaders in the sale and service of surety bonds. More information about Safeco can be found at www.safeco.com.

####